FOR IMMEDIATE RELEASE:

George Champagne - Chief Financial Officer                  (713) 525-5546
Todd Matherne - Vice President, Treasurer                   (713) 525-5243
Kate Inverarity - Media Relations                           (212) 333-3810


SERVICE CORPORATION INTERNATIONAL ANNOUNCES
1998 FOURTH QUARTER AND YEAR END RESULTS


Houston, Texas, February 9, 1999 . . . Service Corporation International (NYSE: SRV), the world's largest funeral and cemetery company, today reported results for the twelve month and three month periods ended December 31, 1998.

Twelve Months Ended December 31, 1998 (Compared to same period 1997) Revenues $2.875 billion up 13.4% from $2.536 billion Net Income $342.1 million up 2.5% from $333.8 million Diluted earnings per share $1.31 unchanged from $1.31

Three Months Ended December 31, 1998 (Compared to same period 1997) Revenues $773.5 million up 16.2% from $665.9 million Net Income $59.2 million down 35.6% from $91.9 million Diluted earnings per share $0.23 down 36.1% from $0.36

Commenting on the results, Robert L. Waltrip, Chairman and Chief Executive Officer, said:"Since our preliminary announcement on January 26, 1999, our senior management team has worked extensively to identify, analyze and address the issues which caused our fourth quarter earnings to come in below expectations. We are committed to increasing revenues and improving efficiency throughout our operations. Our expanding prearranged funeral activity will continue to benefit our shareholders because it adds economic value today, even though associated revenues, profits and earnings per share are deferred until the services are actually performed."

SCI's President and Chief Operating Officer, L. William Heiligbrodt, added:
"For many years, SCI has produced solid earnings and value for our shareholders, and we are disappointed that this did not prove to be the case during the fourth quarter of 1998. We experienced an unexpectedly low level of funeral and cemetery revenues while operating and overhead costs had been geared to the expected revenue levels. The outlook for our Company, however, is a positive one. SCI is a strong business and we are implementing a number of strategic initiatives to return the Company to where we all want it to be."

EXPLANATION OF EARNINGS SHORTFALL

There were a number of factors of unanticipated magnitude that combined during the fourth quarter to contribute to earnings falling short of expectations:

* Comparable funeral revenue decreased 2.7% from the same period in 1997, generating $21 million less in revenue than expected. This was caused in part by weak death rates. In addition, the average price of funerals booked in the fourth quarter was lower than anticipated due to a changing profile in the sales mix with an increase in the proportion of funerals from preneed contracts going at need and an increase in the number of cremations.

* Lower than anticipated revenues, coupled with planned increases in our cost base, disproportionately affected earnings. The costs and expenses were associated with necessary investments in acquired properties and our underlying businesses.

* Fewer preneed cemetery contracts were sold in 1998, resulting in a $19.5 million shortfall in preneed cemetery revenue in North America. This resulted primarily from a shortage of cemetery sales staff combined with disappointing performance.

* Under-performance by some acquired and constructed businesses, primarily in North America, contributed to $7.5 million in lower than expected revenues.

MANAGEMENT INITIATIVES

The Company has undertaken a number of initiatives to enhance regional management's ability to grow revenues in existing locations. These include continued investment in training, marketing and technology. During 1999, 350 cluster managers and 300 sales managers are scheduled to undergo training designed to assist them in managing operations more efficiently and increasing revenues through marketing initiatives. In addition, a senior marketing professional is being appointed to spearhead Company-wide marketing programs of at need and preneed funeral and cemetery sales. Where appropriate, the marketing programs will incorporate value package funerals that will enable many SCI affiliated homes to capture sales in the lower priced funeral market. Further, the roll out of EVA at the operational level will help improve working capital management and efficiency improvements in the field.

These marketing initiatives will assist us in our aim to more than double annual prearranged funeral sales to approximately $1.3 billion by the end of 2003, further locking in future market share.

1998 FOURTH QUARTER REVIEW

Funeral
Compared to the fourth quarter of 1997, funeral segment revenues increased 5.9 percent to $477.5 million. Funeral segment profits fell $33.9 million to $76.0 million, a decrease of 30.8 percent. Funeral segment margins for the fourth quarter of 1998 fell to 15.9 percent, compared to 24.4 percent in the same period of 1997. For the year ended December 31, 1998, funeral segment revenues were $1.829 billion compared to $1.720 billion. Funeral segment profits were $384.6 million versus $401.4 million in 1997, while margins fell 230 basis points to 21.0 percent, compared to 23.3 percent for the year ended 1997.

During the fourth quarter of 1998, sales of prearranged funeral contracts increased by 26.2 percent to approximately $172.4 million, which expanded the backlog of prearranged funeral contracts to be serviced in future periods to approximately $3.5 billion. For the full year, sales of prearranged funeral contracts totaled $592.8 million, up 5.5% compared to $561.7 million in 1997. Revenues and associated investment earnings from such contracts are deferred and will be recognized during the periods in which the funeral services are actually performed. In 1998, deferred investment earnings and merchandise sales were approximately $200 million and $264 million, respectively.

Cemetery
Compared to the fourth quarter of 1997, cemetery segment revenues increased
12.7 percent to $210.5 million. Cemetery segment profits fell $15.0 million to $55.8 million, a decrease of 21.2 percent, reflecting increased cemetery costs, primarily overhead and maintenance at existing cemeteries, as well as investment returns unchanged from prior year levels from the cemetery merchandise and endowment care trust funds. Cemetery segment margins fell to
26.5 percent, compared to 37.9 percent for fourth quarter of 1997. For the year ended December 31, 1998, cemetery segment revenues were $846.6 million compared to $724.9 million in 1997. Cemetery segment profits were $306.2 million versus $271.9 million in 1997, while margins tightened 130 basis points to
36.2 percent, compared to 37.5 percent for the year ended 1997.

Financial Services
SCI Financial Services performed in line with Company expectations during the fourth quarter of 1998. Revenues of $85.5 million were reported and profits for the segment were $9.5 million. For the year, segment revenues were $199.4 million, an increase of $108.6 million from 1997, of which $81.2 million was related to the acquisition of American Memorial Life Insurance Company from July 1, 1998. Segment profits were $28.0 million in 1998 compared to $14.3 million in 1997.

Costs and Expenses
General and administrative costs decreased 2.3 percent for the fourth quarter of 1998 to $17.2 million as compared to the same period in 1997. For the year ended December 31, 1998, general and administrative costs were unchanged from 1997 at $66.8 million, or 2.3 percent of revenues, compared to 2.6 percent of revenues, for the prior year.

Interest expense for the fourth quarter of 1998 increased $14.7 million to $51.1 million, as a result of increased indebtedness related to acquisitions. For the year ended December 31, 1998, interest expense was $177.1 million, or 6.2 percent of revenues, compared to $136.7 million, or 5.4 percent of revenues, for the prior year.

Acquisition Activity
During the fourth quarter, the Company acquired 53 funeral service locations, 17 cemeteries and 4 crematoria at a cost of $178 million. These businesses are expected to produce approximately $63 million in annualized revenues, including $13 million from North American operations and $50 million from operations outside North America.

During 1998, SCI acquired 308 funeral service locations, 47 cemeteries and 18 crematoria at a cost of $784 million. These businesses are expected to produce approximately $296 million in annualized revenues, including $121 million from North American operations and $175 million from operations outside North America.

Litigation
The Company also announced today that several class action lawsuits have been commenced on behalf of persons who (i) acquired shares of Company common stock in the merger of a wholly owned subsidiary of the Company with and into Equity Corporation International or (ii) purchased shares of Company common stock during certain specified class periods. The lawsuits allege violations of the federal securities laws and name as defendants the Company and certain of its officers and directors. The lawsuits refer to the Company's January 26, 1999 public announcement that the Company's diluted earnings per share for the fourth quarter of 1998 and for the year ended December 31, 1998 would be lower than analyst expectations. The lawsuits seek, among other things, to recover unspecified damages. The Company believes that the allegations in the lawsuits do not provide a basis for the recovery of damages because the Company has made all required disclosures on a timely basis. The Company has initiated aggressive action to defend these lawsuits.

As of December 31, 1998, SCI operated 3,442 funeral service locations, 433 cemeteries and 191 crematoria. SCI provides funeral and cemetery services in 20 countries on five continents.

Cautionary Statement on Forward-looking Statements
The statements contained in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that the Company believes are reasonable; however many important factors could cause the Company's actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

1) Changes in general economic conditions both domestically and internationally impacting financial markets (e.g. marketable security values as well as currency and interest rate fluctuations).

2)  Changes  in  domestic  and  international   political   and/or   regulatory
environments in which the Company operates, including tax and accounting policies. Changes in regulations may impact the Company's ability to enter or expand new markets.

3) Changes in consumer demand for the Company's services caused by several factors such as changes in local death rates, cremation rates, competitive pressures and local economic conditions.

4) The Company's ability to identify and complete additional acquisitions on terms that are favorable to the Company, to successfully integrate acquisitions into the Company's business and to realize expected cost savings in connection with such acquisitions. The Company's future results may be materially impacted by changes in the level of acquisition activity.

The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.

For additional information contact:

SCI:   Todd A. Matherne - Vice President & Treasurer        Tel:  (713) 525-5243

       George R. Champagne - Senior Vice President and CFO  Tel:  (713) 525-5546

Media: Kate Inverarity, Brunswick Group                     Tel:  (212) 333-3810


Other Service Corporation International and press releases are available through Company News On-Call by fax, (800) 758-5804, extension 104532, or at http://www.prnewswire.com or SCI's homepage: http://www.sci-corp.com.

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF INCOME
(Thousands, except per share amounts)

                                Three Months Ended      Twelve Months Ended
                                   December 31,             December 31,
                                  1998        1997        1998         1997
-----------------------------------------------------------------------------

Revenues:
 Funeral....................... $477,533    $450,945   $1,829,136  $1,720,291
 Cemetery......................  210,463     186,709      846,601     724,862
 Financial services............   85,500      28,197      199,353      90,712
                                --------    --------   ----------  ----------
                                 773,496     665,851    2,875,090   2,535,865
                                --------    --------   ----------  ----------
Cost and expenses:
 Funeral.......................  401,548     341,095    1,444,529   1,318,920
 Cemetery......................  154,667     115,944      540,440     452,965
 Financial services............   76,035      24,307      171,351      76,368
                                --------    --------   ----------  ----------
                                 632,250     481,346    2,156,320   1,848,253
                                --------    --------   ----------  ----------
                                 141,246     184,505      718,770     687,612
General and administrative
 expense.......................  (17,158)    (17,566)     (66,839)    (66,781)
                                --------    --------   ----------  ----------
Income from operations.........  124,088     166,939      651,931     620,831

Interest expense...............  (51,063)    (36,355)    (177,053)   (136,720)
Dividends on preferred
 securities of SCI Finance LLC.     -           -            -         (4,382)
Other income...................    8,383      10,982       43,649      32,167
Gain on sale of investment.....     -           -            -         68,077
                                --------    --------   ----------  ----------
                                 (42,680)    (25,373)    (133,404)    (40,858)
                                --------    --------   ----------  ----------
Income before income taxes and
 extraordinary loss............   81,408     141,566      518,527     579,973
Provision for income taxes.....   22,213      49,686      176,385     205,421
                                --------    --------   ----------  ----------
Net income before extraordinary
 loss..........................   59,195      91,880      342,142     374,552
Extraordinary loss on early
 extinguishment of debt
 (net of $23,383 income taxes).     -           -            -        (40,802)
                                --------    --------   ----------  ----------
Net income.....................  $59,195     $91,880    $ 342,142   $ 333,750
                                ========    ========   ==========  ==========

Earnings per share:
 Basic:
 Income before
  extraordinary loss...........  $  0.23     $  0.36    $    1.34   $    1.53
 Extraordinary loss on early
  extinguishment of debt.......     -           -            -          (0.17)
                                 -------    --------    ---------   ---------
 Net income....................  $  0.23     $  0.36    $    1.34   $    1.36
                                 =======    ========    =========   =========
 Diluted:
 Income before
  extraordinary loss...........  $  0.23     $  0.36    $    1.31   $    1.47
 Extraordinary loss on early
  extinguishment of debt.......      -           -            -         (0.16)
                                 -------     -------    ---------   ---------
 Net income....................  $  0.23     $  0.36    $    1.31   $    1.31
                                 =======     =======    =========   =========
Basic weighted average number
 of shares.....................  258,063     252,112      256,271     245,470
                                 =======     =======    =========   =========
Diluted weighted average
 number of shares..............  263,155     259,278      262,520     257,781
                                 =======     =======    =========   =========


Geographic segment information was as follows:
(Dollars in thousands)

                         North                         Other         Other
                        America          France       European      Foreign
-----------------------------------------------------------------------------
Revenues:
 Three months
 ended December 31:
  1998................. $  490,034     $  175,296    $  77,921     $  30,245
  1997.................    429,186        151,454       62,156        23,055
                        ----------     ----------    ---------     ---------
 Change from prior year $   60,848     $   23,842    $  15,765     $   7,190
 Percentage change from
  prior year...........       14.2%          15.7%        25.4%         31.2%

 Twelve months ended
 December 31:
  1998................. $1,877,294     $  621,359    $ 266,678     $ 109,759
  1997.................  1,658,398        554,648      225,087        97,732
                        ----------     ----------    ---------     ---------
 Change from prior year $  218,896     $   66,711    $  41,591     $  12,027
 Percentage change from
  prior year...........       13.2%          12.0%        18.5%         12.3%
-----------------------------------------------------------------------------

Income from operations:
 Three months
 ended December 31:
  1998................. $   91,573     $   19,293    $   7,335     $  5,887
  1997.................    129,633         18,248       14,160        4,898
                        ----------     ----------    ---------     --------
 Change from prior year $  (38,060)    $    1,045    $  (6,825)    $    989
 Percentage change
  from prior year......      -29.4%           5.7%       -48.2%        20.2%

 Twelve months
 ended December 31:
  1998................. $  517,560     $  71,499     $  35,666     $ 27,206
  1997.................    490,430        55,332        46,371       28,698
                        ----------     ---------     ---------     --------
 Change from prior year $   27,130     $  16,167     $ (10,705)    $(1,492)
 Percentage change
  from prior year......        5.5%         29.2%        -23.1%       -5.2%
-----------------------------------------------------------------------------

Operating income margin:
 Three months
 ended December 31:
  1998..................      18.7%         11.0%          9.4%      19.5%
  1997..................      30.2%         12.0%         22.8%      21.2%

 Twelve months
 ended December 31:
  1998..................      27.6%         11.5%         13.4%      24.8%
  1997..................      29.6%         10.0%         20.6%      29.4%
-----------------------------------------------------------------------------

Funeral services performed:
 Three months
 ended December 31:
  1998.................     66,731        36,812        31,957     7,256
  1997.................     64,744        36,675        26,534     7,145
 Percentage change
 from prior year.......        3.1%          0.4%         20.4%      1.6%

 Twelve months
 ended December 31:
  1998.................    263,094       147,994       117,776    29,946
  1997.................    252,643       148,223       102,985    29,278
 Percentage change
 from prior year.......       4.1%          -0.2%         14.4%      2.3%

-----------------------------------------------------------------------------
Number of locations
at December 31:
  1998.................     1,843          1,214           840       169
  1997.................     1,720          1,101           704       160
